Exhibit 99.3

Corporate Office 40 Pacifica, Suite 900 Irvine, California, 92618

July 7, 2020

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

Attention: Richard N. Massey

Senator Investment Group, LP

510 Madison Ave #28

New York, NY 10022

Attention: Quentin Koffey

Dear Messrs. Massey and Koffey:

The Board of Directors of CoreLogic, Inc., with the assistance of its independent financial and legal advisors, has carefully and thoroughly reviewed your proposal of June 26, 2020 in which you proposed to acquire CoreLogic at a price of $65 per share. After such review, our Board of Directors unanimously concluded that your unsolicited proposal significantly undervalues the Company, raises serious regulatory and customer concerns, and is not in the best interests of CoreLogic shareholders.

As you are aware, CoreLogic has been successfully executing on its strategic plan, with continued growth in market share, revenues, free cash flow and EPS, as evidenced by our recent announcements. We have multiple opportunities for value creation available to us, and the Board of Directors believes that we will be able to deliver significantly more value to shareholders than your proposal.

CoreLogic’s Board of Directors and management are committed to maximizing value for all CoreLogic shareholders, and we are open to considering all viable paths to do so. While your proposal does not provide adequate value to our shareholders and it raises serious regulatory and customer concerns, we are willing and prepared to meet with you to learn more about your proposal and position on a number of important matters, including your ability to deliver appropriate value and plans to address the regulatory and other concerns raised by your proposal.

Sincerely,

/s/ Frank D. Martell	/s/ Paul F. Folino

Frank D. Martell	Paul F. Folino
President and Chief Executive Officer	Chairman of the Board